EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated August 11, 2010, with respect to the consolidated and combined financial statements of Imperial Holdings, LLC contained in the Prospectus (File No. 333-168785) filed on January 20, 2010, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.
/s/ Grant Thornton LLP
Fort Lauderdale, Florida
February 4, 2011